Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Wednesday, April 30, 2014
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD

FIRST QUARTER RESULTS

NORTHBROOK, IL — April 30, 2014 — KapStone Paper and Packaging Corporation (NYSE:KS) today reported record results for the first quarter ended March 31, 2014. As compared to 2013’s first quarter, results for 2014’s first quarter are below:

•                  Net sales of $549 million up $229 million, or 72 percent

•                  Net income of $32 million up $14 million, or 74 percent

•                  Adjusted net income of $35 million up $15 million, or 72 percent

•                  Adjusted EBITDA of $96 million up $45 million, or 89 percent

•                  Adjusted EBITDA margin of 17.4 percent, up from 15.8 percent

•                  Diluted EPS of $0.33 up $0.14 per share, or 74 percent

•                  Adjusted diluted EPS of $0.36 up $0.15 per share, or 71 percent

Roger W. Stone, Chairman and Chief Executive Officer, stated, “KapStone was able to deliver a record first quarter despite the negative impact from the extremely severe weather conditions.  During the quarter, we successfully completed the upgrade to the paper machine in Charleston, but due to the related downtime to complete the project, we lost 14,300 tons of production.  Although operations at our legacy mills ran well in the first quarter, we struggled with some temporary operational issues at our Longview facility that have now been corrected.

“In 2014, KapStone has already accomplished several key tasks that will strengthen our company as we move forward.  The March 1st kraft paper price increase of $50 per ton should yield approximately $30 million of annualized benefits once fully implemented.  We have now completed two major paper machine upgrades totaling $45 million with expected simple paybacks of less than two years.  We announced a voluntary separation plan at our legacy mills that is expected to reduce annual personnel costs by up to $4 million.  Our strong financial performance since the acquisition of Longview enabled us to reduce our interest rates by 50 basis points on our term loans and revolving credit facility.”

First Quarter Operating Highlights

Consolidated net sales of $549 million in the first quarter of 2014 increased by $229 million, or 72 percent, compared to $320 million for the 2013 first quarter. The increase is primarily due to the Longview acquisition, which contributed $227 million of additional revenue, and higher average selling prices for the legacy operations. The Company sold 673,000 tons of paper during the first quarter of 2014 compared to 420,000 tons a year earlier. The Company’s average mill selling price of $685 per ton in the first quarter of 2014 increased by $32 per ton compared to the first quarter of 2013 due to the combined impact of the 2012 and 2013 containerboard and corrugated product price increases and the inclusion of Longview.  Average mill selling prices increased $15 per ton from the fourth quarter of 2013, reflecting an improved seasonal product mix compared to the prior quarter.

Operating income of $58 million for the 2014 first quarter increased by $27 million, or 89 percent, compared to the 2013 first quarter. The improved financial performance primarily reflects benefits from the Longview acquisition and higher containerboard and corrugated product prices, partially offset by the severe weather impacts and higher planned outages costs.  We estimate the negative impact of the weather on our operations was approximately $8 million, and the temporary operating issues at Longview negatively impacted operating earnings by approximately $3 million.

Interest expense, net, was $8 million for the first quarter of 2014, up $6 million from a year ago as a result of a higher debt balance associated with the Longview acquisition. As of April 2, 2014, the average interest rate on our term loans was 2 percent which is 50 basis points, or $6 million on an annualized basis, lower than at December 31, 2013 due to a recently amended credit facility agreement that reduced the borrowing rates, as well as an improved debt to EBITDA ratio that improved our position on the pricing grid.

The effective income tax rate for the 2014 first quarter was 34.3 percent compared to 33.8 percent for the 2013 first quarter.

Cash Flow and Working Capital

Cash and cash equivalents increased by $11 million in the quarter ended March 31, 2014, from December 31, 2013 to $24 million.  The Company generated $39 million of net cash from operating activities during the first quarter and at March 31, 2014 the debt leverage ratio was 2.7 times, down from 3.8 times at the time of the Longview acquisition. Capital expenditures in the first quarter were $32 million and included $13 million for the Charleston and Longview paper machine upgrades.

At March 31, 2014, the Company had approximately $232 million of working capital and $395 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “As we shift our focus from integration activities to optimizing the enterprise, I expect to see continued improvement on an already sound operating platform.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, Thursday, May 1, 2014, to discuss the Company’s financial results for the 2014 first quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic:  800-901-5241
International:  617-786-2963
Participant Passcode:  64066362

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 22 converting plants, respectively, across the US. The business employs approximately 4,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the integration of the Longview acquisition. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at http://www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2014	2013	%

Net sales	$548,952	$319,813	71.6%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	383,248	224,946	-70.4%
Depreciation and amortization	32,709	17,224	-89.9%
Freight and distribution expenses	40,732	27,920	-45.9%
Selling, general and administrative expenses	34,145	19,128	-78.5%
Other operating income	—	202	-100.0%
Operating income	58,118	30,797	88.7%

Foreign exchange loss	24	311	92.3%
Interest expense, net	7,779	1,875	-314.9%
Amortization of debt issuance costs	1,450	726	-99.7%
Income before provision for income taxes	48,865	27,885	75.2%
Provision for income taxes	16,766	9,426	-77.9%
Net income	$32,099	$18,459	73.9%

Net income per share:
Basic	$0.34	$0.19
Diluted	$0.33	$0.19

Weighted-average number of shares outstanding:
Basic	95,720,328	95,004,020
Diluted	97,315,766	96,492,418

Effective income tax rate	34.3%	33.8%

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2014	2013
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$32,099	$18,459
Interest expense, net	7,779	1,875
Amortization of debt issuance costs	1,450	726
Provision for income taxes	16,766	9,426
Depreciation and amortization	32,709	17,224
EBITDA (Non-GAAP)	$90,803	$47,710

Acquisition, start up and other expenses	1,814	611
Stock-based compensation expense	2,918	2,345
Adjusted EBITDA (Non-GAAP)	$95,535	$50,666

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$32,099	$18,459
Acquisition, start up and other expenses	1,188	404
Stock-based compensation expense	1,911	1,552
Adjusted Net Income (Non-GAAP)	$35,198	$20,415

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.34	$0.19
Acquisition, start up and other expenses	0.01	—
Stock-based compensation expense	0.02	0.02
Adjusted Basic EPS (Non-GAAP)	$0.37	$0.21

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.33	$0.19
Acquisition, start up and other expenses	0.01	—
Stock-based compensation expense	0.02	0.02
Adjusted Diluted EPS (Non-GAAP)	$0.36	$0.21

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,949	$12,967
Trade accounts receivable, net	237,727	232,347
Other receivables	11,763	11,399
Inventories	230,840	217,382
Prepaid expenses and other current assets	13,670	6,405
Total current assets	517,949	480,500

Plant, property and equipment, net	1,395,426	1,389,609
Other assets	132,421	129,493
Intangible assets, net	120,328	123,745
Goodwill	527,896	528,515
Total assets	$2,694,020	$2,651,862

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$15,013	$4,950
Other current borrowings	4,627	—
Accounts payable	171,203	159,127
Accrued expenses	47,612	45,885
Accrued compensation costs	37,276	54,871
Accrued taxes	5,009	—
Deferred income taxes	5,445	5,445
Total current liabilities	286,185	270,278

Long-term debt, net of current portion	1,182,579	1,192,413
Pension and post retirement benefits	67,225	69,611
Deferred income taxes	447,401	444,672
Other liabilities	8,504	8,808
Total other liabilities	1,705,709	1,715,504

Stockholders’ equity:
Common stock $.0001 par value	10	10
Additional paid-in capital	250,103	246,186
Retained earnings	444,448	412,349
Accumulated other comprehensive income	7,565	7,535
Total stockholders’ equity	702,126	666,080
Total liabilities and stockholders’ equity	$2,694,020	$2,651,862

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2014	2013
Operating activities:
Net income	$32,099	$18,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,709	17,224
Stock-based compensation expense	2,918	2,345
Pension and postretirement	(4,080)	203
Excess tax benefit for stock-based compensation	(2,221)	(386)
Amortization of debt issuance costs	1,452	726
Loss on disposal of fixed assets	979	18
Deferred income taxes	3,323	4,906
Changes in operating assets and liabilities	(28,228)	(27,858)
Net cash provided by operating activities	$38,951	$15,637

Investing activities:
Capital expenditures	(32,420)	(16,832)
Net cash used in investing activities	$(32,420)	$(16,832)

Financing activities:
Proceeds from revolving credit facility	$56,500	$49,500
Repayments on revolving credit facility	(56,500)	(60,800)
Payments of long-term debt	(1,175)	—
Proceeds from other current borrowings	6,300	3,731
Repayments on other current borrowings	(1,673)	(1,012)
Proceeds from exercises of stock options	214	362
Proceeds from issuance of shares to ESPP	205	170
Payment of withholding taxes on vested stock awards	(1,641)	(12)
Excess tax benefit from stock-based compensation	2,221	386
Net cash provided by (used in) financing activities	$4,451	$(7,675)

Net (decrease) / increase in cash and cash equivalents	10,982	(8,870)
Cash and cash equivalents-beginning of period	12,967	16,488
Cash and cash equivalents-end of period	$23,949	$7,618